Exhibit 5.1
Opinion of Counsel


Dynatronics Corporation
7030 Park Centre Drive
Salt Lake City, Utah 84121

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,500,000 additional shares of common stock, no par value (the "Shares") of Dynatronics Corporation, a Utah corporation (the "Company"). The Shares are to be sold from time to time pursuant to the Company's 1992 Stock Option and Incentive Plan, as amended and restated (the "Plan").

     We have acted as counsel for the Company in connection with the registration of the Shares and the amendment of the Plan. In that connection, we are familiar with the proceedings taken by the Company in connection with the authorization, reservation and registration of the Shares. We have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary for the purpose of furnishing this opinion.

     Based on the foregoing, it is our opinion that the Shares (in addition to the other shares of common stock covered by the Registration Statement) have been duly authorized and that, when issued and sold by the Company pursuant to and in accordance with the Plan, they will be validly issued, fully-paid and non-assessable.

     We consent to the inclusion of our opinion as an Exhibit to and as part of the Registration Statement. It is our understanding that this opinion is to be used only in connection with the transaction described herein while the Registration Statement is in effect.

Cordially,

DURHAM, EVANS, JONES & PINEGAR, P.C.

/s/ Durham, Evans, Jones & Pinegar, P.C.